Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Brilliant Earth Group, Inc.
San Francisco, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2022, relating to the consolidated financial statements of Brilliant Earth Group, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP
Denver, Colorado

August 11, 2022